(Integrys Energy Group, Inc. news release letterhead)
Exhibit 99.1

For Release:	Contact:	Steven P. Eschbach, CFA
Monday, December 28, 2009		Vice President – Investor Relations Integrys Energy Group, Inc. (312) 228-5408

Integrys Energy Services Announces Definitive Agreement
for Sale of Wholesale Electric Marketing Business

Integrys Energy Group’s collateral support requirements expected to be reduced by more than $400 million when transaction is completed in second quarter

Chicago – December 28, 2009 – Integrys Energy Group, Inc. (NYSE: TEG) today announced that its nonregulated subsidiary, Integrys Energy Services, Inc., (Energy Services) has signed an agreement with Macquarie Cook Power, Inc. to sell substantially all of its wholesale electric marketing and trading business as part of Energy Services' intent to reduce the size and scope of its operations. Macquarie Cook Power is a subsidiary of Macquarie Group Limited (ASX: MQG).

The transaction, which will require approval from the Federal Energy Regulatory Commission, does not include or directly affect the retail electric or natural gas marketing business operated by Energy Services.

The transaction encompasses various power transactions, including physical forwards, financial derivatives, capacity and transmission rights. This portfolio of transactions had an annual average total gross volume in excess of 125 million megawatt-hours (MWh) over the past 3 years.

The transaction will close in two steps. In the first quarter of 2010, Energy Services expects to transfer substantially all of the market risk associated with the transaction to Macquarie by entering into trades with Macquarie Bank Limited that mirror Energy Services’ underlying commodity contracts.  Energy Services then expects to transfer title to the underlying commodity contracts and close the deal with Macquarie Cook Power by the end of the second quarter of 2010, at which time the mirror transactions will terminate.

This transaction is expected to reduce collateral support requirements by approximately $400 million. The transaction requires certain customary contractual consents and regulatory approvals.

“This transaction brings us another step closer to achieving the ultimate goals of the strategy that we set forth earlier this year, which is to reduce our capital investment and collateral support requirements for Integrys Energy Services,” said Charles A. Schrock, President and Chief Executive Officer of Integrys Energy Group. “The terms of the sale of the wholesale electric marketing business are in line with our expectations for the nonregulated segment strategy.”

J.P. Morgan Securities acted as exclusive financial advisor to Integrys Energy Group and Thorndike Landing acted as lead advisor to Integrys Energy Services for this transaction.

(more)

Integrys Energy Services Announces Definitive Agreement for Sale of Wholesale Electric
Marketing Business
December 28, 2009

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. You can identify these statements by the fact that they do not relate strictly to historical or current facts and often include words such as “anticipate,” “expect,” “intend,” and other similar words. Forward-looking statements are beyond the ability of Integrys Energy Group to control and, in many cases, Integrys Energy Group cannot predict what factors would cause actual results to differ materially from those indicated by forward-looking statements. Please see Integrys Energy Group’s periodic reports filed with the Securities and Exchange Commission (including its 10-K and 10-Qs) for a listing of certain factors that could cause actual results to differ materially from those contained in forward-looking statements.

About Macquarie
Macquarie Group (Macquarie) is a global provider of banking, financial, advisory, investment and funds management services. Macquarie’s main business focus is making returns by providing a diversified range of services to clients. Macquarie acts on behalf of institutional, corporate and retail clients and counterparties around the world.  Macquarie Group Limited is listed in Australia (ASX: MQG) and is regulated by APRA, the Australian banking regulator, as the owner of Macquarie Bank Limited, an authorized deposit taker. Macquarie’s activities are subject to the regulation by over 100 agencies around the world.

Founded in 1969, Macquarie operates in more than 28 countries and employs over 12,700 people. Assets under management total more than $US191 billion (as of September 30, 2009).

Through its Fixed Income, Currencies and Commodities (FICC) Group, Macquarie is active in a broad range of financial and physical commodities markets globally, with a worldwide team of professionals who have in-depth knowledge across a range of commodity sectors. More information about Macquarie Group is available online at Macquarie Group.

About Integrys Energy Group, Inc.

Integrys Energy Group is a diversified holding company with regulated utility operations operating through six wholly owned subsidiaries, Wisconsin Public Service Corporation, The Peoples Gas Light and Coke Company, North Shore Gas Company, Upper Peninsula Power Company, Michigan Gas Utilities Corporation, and Minnesota Energy Resources Corporation; nonregulated operations serving competitive energy markets through its wholly owned nonregulated subsidiary, Integrys Energy Services; and also a 34% equity ownership interest in American Transmission Company LLC (an electric transmission company operating in Wisconsin, Michigan, Minnesota, and Illinois).

More information about Integrys Energy Group, Inc. is available online at Integrys Energy Group, Inc.

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